R O B I N   S C H O E N   P U B L I C   R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com



For Immediate Release                          Contact:  Robin Schoen
October 21, 1999                                         215/504-2122


  MEDIX RESOURCES NAMES JOHN PRUFETA INTERIM CHIEF EXECUTIVE OFFICER Management
            Change Reflects Commitment to Strategy Shift for iHealth
                                Software Provider

Denver, CO -- John Yeros, founder, chairman, and president of Medix Resources, Inc. [OTCBB:MDIX], today announced that the firm's six-member board of directors has approved the appointment of John R. Prufeta, 39, as interim chief executive. Prufeta replaces Yeros as chief executive officer. Concurrent with this shift, Yeros relinquished the role of secretary to David Kinsella, Medix's controller. Established in 1988 as a provider of medical personnel staffing, Medix provides Internet-based healthcare communication, data integration, and transaction software through its Cymedix.com product suite.

As interim chief executive officer, Prufeta will concentrate his efforts on creating core business structures and relationships to facilitate Medix's transition from a medical staffing company to an iHealth software provider. He will develop market distribution channels for the firm's Cymedix.com software product suite and establish an overall growth agenda for the firm. Additionally, he will work closely with Yeros and David Pfeil, chief operating officer and chief technology officer of Medix's wholly-owned subsidiary Cymedix Lynx Corporation based in Thousand Oaks, California, in the areas of strategic planning, and mergers and acquisitions. Prufeta will also continue as general managing partner of The Creative Group (TCG), the New York City-based holding company for Creative Management Strategies, for which he continues as chief executive officer and president; Creative Health Concepts, for which he continues as managing general partner; and TCG Development, for which he continues as managing general partner.

"John had been actively assisting us from his position as an investor and board member in Medix," stated Yeros. "It was strategically beneficial to us that he have the authority to act more efficiently and effectively in Medix's behalf." Yeros continued, "With his extensive experience, knowledge, and contacts, John gives Medix a tremendous advantage -- which he's already demonstrated -- in building meaningful client relationships and attracting significant industry talent."

"Technology is clearly the primary tool for improving the quality of service delivery and cost efficiencies in the healthcare vertical market," stated Prufeta. "The Cymedix.com suite of iHealth software products accelerates the connection between the many disparate entities comprising the healthcare industry." Prufeta continued, "My role in Medix's transition is to build the structures that will fully leverage the very significant technologies of the Cymedix.com product portfolio.

In 1996, Prufeta, together with co-founder and co-managing general partner Ira Gottlieb, established The Creative Group (TCG), the holding company for Creative Management Strategies, Creative Health Concepts, and TCG Development. Creative Management Strategies, with an installed base of more than 1,500 healthcare professionals, is one of the largest and most successful healthcare executive search firms. Creative Health Concepts is the largest provider of outsourced network development on the East Coast. TCG Development provides funding and management and board staffing, and serves as the sales and marketing adjunct for eight healthcare provider and healthcare technology firms.

TCG Development was established in 1996 concurrent with the creation of The Creative Group. In 1989, Prufeta and Gottlieb purchased Creative Management Strategies, then known as David Hertz & Associates, and Creative Health Concepts, then known as David Hertz Health Concepts, from D.J. Hertz & Associates, an international financial services executive search firm. In 1987, Prufeta was named general manager of D.J. Hertz & Associates' healthcare practice. He began his career in the healthcare staffing industry as a research associate at D.J. Hertz & Associates in 1984.

Prufeta is a member of the board of directors of Women's Primary Care Services; a member of the board of trustees of New York Hospital of Queens, Silvercrest facility; and a member of the board of advisors of the National Managed Care Congress. Additionally, he is an adjunct professor to the Consortium on Managed Care at Fordham University

Prufeta is a graduate of the Harvard Executive Program OPM28 at the Harvard University Graduate School of Business. He holds a B.S. Degree in Management from St. John's University.

Denver-based Medix Resources provides skilled nursing, therapy, rehabilitation, and other medical personnel for flexible staffing in homes, and healthcare and educational facilities. Through Cymedix Lynx Corporation, a wholly-owned subsidiary based in Thousand Oaks, California, Medix offers Cymedix.com, a suite of fully secure, patent-pending Internet communications software products, to the healthcare industry.

                                 # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB for 1998, which was filed with the Securities and Exchange Commission on April 12, 1999, and its 1999 second quarter 10-QSB, which was filed with the Securities and Exchange Commission on August 11, 1999. This information is available from the SEC or the Company.